OPINION OF COUNSEL, JODY M. WALKER


           [JODY M. WALKER - LETTERHEAD]



April 15, 2005


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Re:      Pricester.com, Inc., a Nevada corporation
         Form SB-2 Registration Statement

I have acted as counsel to Pricester.com, Inc., a Nevada corporation in connection with the preparation and filing of a Registration Statement
on Form SB-2.    The registration statement covers the registration
under the Securities Act of 1933, as amended, of 3,214,620 common
shares on behalf of selling shareholders.   I have examined the
registration statement, Pricester's articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that - - - Pricester will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which the 3,214,620 common shares have been and may be sold, I am of the opinion that these common shares have been - - - validly issued, fully paid and nonassessable.

This opinion opines upon Nevada law, including the Nevada Revised
Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

              CONSENT


I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.


Sincerely,

/s/ Jody M. Walker
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Jody M. Walker